Exhibit 10.21

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is made effective as of October —, 2011 (the “Effective Date”) by and between Gianluca Gaidano, an individual residing at Via Dolores Bello, Novara, Italy, Robert Foa’, an individual residing at Corso Trieste 90, Rome, Italy, and Davide Rossi, an individual residing at via Garibaldi 29, Fontaneto D’agogna, Italy (collectively “Licensor”), and Trovagene, Inc., located at 11055 Flintkote Ave., Suite B, San Diego, CA 92121 (“Licensee”). Licensor and Licensee are each hereafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Licensor is the owner of or otherwise controls certain proprietary Licensed Patents and Licensed Technology (as defined below); and

WHEREAS, Licensee desires to obtain an exclusive license from Licensor under such Licensed Patents and Licensed Technology to develop and commercialize Licensed Products; and

WHEREAS, Licensor desires to grant such license to Licensee on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

1.             DEFINITIONS

Whenever used in the Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified.

1.1           “Confidential Information” shall mean with respect to a Party (the “Receiving Party”), all information which is disclosed by the other Party (the “Disclosing Party”) to the Receiving Party hereunder or to any of its employees, consultants, affiliates, licensees or sublicensees, except to the extent that the Receiving Party can demonstrate by written record or other suitable physical evidence that such information, (a) as of the date of disclosure is demonstrably known to the Receiving Party or its affiliates other than by virtue of a prior confidential disclosure to such Party or its affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party.

1.2           “First Commercial Sale” shall mean, on a country-by-country basis, the date of the first arm’s length transaction, transfer or disposition for value to a Third Party of a Licensed Product pursuant to regulatory approval in a Major Market by or on behalf of Licensee or any affiliate or Sublicensee of Licensee in such country.

1.3           “FDA” shall mean the United States Food and Drug Administration and any successor agency or authority thereto.

1.4           “Improvements” shall mean any enhancement, invention or discovery created or identified or controlled by Licensor during the Term, which constitutes an improvement to the subject matter of the Licensed Patent Rights or Licensed Technology.

1.5           “Indemnitees” and “Indemnifying Party” shall mean a Party, its affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns.

1.6           “Licensed Field” shall mean all fields of use.

1.7           “Licensed Patent Rights” shall mean any of the patents and patent applications described in Schedule A attached hereto, and any divisional, continuation, continuation-in-part (to the extent that the continuation-in-part is entitled to the priority date of an initial patent or patent application which is the subject of this Agreement), reissue, reexamination, confirmation, revalidation, registration, patent of addition, renewal, extension or substitute thereof, or any patent issuing therefrom or any supplementary protection certificates related thereto.

1.8           “Licensed Product” shall mean any product sold by Licensee or its affiliates or Sublicensees that, absent the license in the Licensed Field provided in this Agreement, would be an infringement of a Valid Claim of the Licensed Patent Rights.

1.9           “Licensed Technology” shall mean and include all Technology, whether or not patentable, including but not limited to, techniques and materials, controlled by Licensor as of the Effective Date or which becomes controlled by Licensor during the Term that (a) is related to any patent or patent application included in the Licensed Patent Rights and (b) is necessary or useful for Licensee to practice the license granted to it hereunder.

1.10         “Major Market” shall mean the Unites States, European Union, or Japan.

1.11         “Net Sales” shall mean the amount received by Licensee for all Licensed Products sold by Licensee, its affiliates or Sublicensees to Third Parties throughout the Territory during each calendar quarter, less the following amounts incurred or paid by Licensee or its affiliates or Sublicensees during such calendar quarter with respect to sales of Licensed Products regardless of the calendar quarter in which such sales were made: (a) normal and customary quantity and/or cash discounts and sales returns and allowances, including, without limitation, those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns, rebates actually allowed and taken, administrative or other fees or reimbursements or similar payments to wholesalers or other distributors, buying groups, or other institutions; (b) sales commission fees paid to Third Parties; (c) freight, postage, shipping, and insurance expenses (if separately identified in such invoice); (d) customs or excise duties or other duties directly imposed and related to the sales making up the gross invoice amount; (e) any rebates or similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program; (f) sales and other taxes and duties directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale); (g) fully loaded manufacturing costs, materials, labor, overhead and costs of distribution and (h) any amounts paid to Third Parties as licensing, royalties or similar fees.

“Net Sales” shall not include sales or transfers between Licensee and its affiliates or Sublicensees, unless the Licensed Product is consumed by the affiliate or Sublicensee.

1.12         “Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), product and establishment licenses, registrations or authorizations of any kind of the FDA or any Foreign Regulatory Authority necessary for the development, pre-clinical and/or human clinical testing, manufacture, quality testing, supply, use, storage, importation, export, transport, marketing and sale of a Licensed Product (or any component thereof) for use in the Field in any country or other jurisdiction in the Territory.

1.13         “Term” shall mean, with respect to each Licensed Product, the period commencing on the Effective Date and continuing on a country-by-country, and product-by product basis until last to expire of the Licensed Patent Rights covering the Licensed Product.

1.14         “Sublicensee” shall mean any Third Party to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement.

1.15         “Technology” shall mean and include any and all unpatented, proprietary ideas, inventions, discoveries, Confidential Information, data, results, formulae, designs, specifications, methods, processes, techniques, ideas, know-how, technical information (including, without limitation, structural and functional information), process information, pre-clinical information, clinical information, and any and all proprietary control and manufacturing data and materials.

1.16         “Territory” shall mean all countries and jurisdictions of the world.

1.17         “Third Party” shall mean any person or entity other than Licensee, Licensor and their respective affiliates.

1.18         “Valid Claim” shall mean a claim in an issued, unexpired patent or in a pending patent application within the Licensed Patent Rights that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.

2.             GRANT OF RIGHTS

2.1           License to Licensee.

2.1.1        Grant of License. Licensor hereby grants to Licensee an exclusive license (even as to Licensor), including the right to grant sublicenses in accordance with Section 2.1.2, under the Licensed Patent Rights and Licensed Technology and Licensor’s interest in any Improvements, to develop, have developed, make, have made, use, have used, sell, offer for sale, have sold, import, have imported, export and have exported, Licensed Products and to practice the Licensed Technology in the Territory, for any and all uses within the Licensed Field, subject to the terms and conditions of this Agreement.

2.1.2        Right to Sublicense. Licensee shall have the right to grant sublicenses to any Sublicensee to all or any portion of its rights under the license granted pursuant to this Section 2.

2.1.3        Retained Rights. Subject to the other terms of this Agreement, Licensor retains no right to use the Licensed Technology or practice the Licensed Patent Rights or to use Licensor’s interest in Improvements

2.2           Right of First Refusal. In the event that Licensor decides to sell or otherwise convey or encumber some or all of the Licensed Patent Rights, Licensed Technology or Improvements (subject, of course, to this Agreement), Licensor shall provide prior written notice of the same to Licensee and offer Licensee the option (the “Option”) to acquire such intellectual property. Licensee shall have ninety (90) days thereafter to indicate to Licensor whether it would like to exercise its option (the “Option Period”). If Licensee does not give Licensor notice of its exercise of the Option before the end of the Option Period, or if Licensee indicates in writing to Licensor that it does not intend to exercise the Option, then Licensor shall be free to sell, convey or encumber such intellectual property, subject to Licensee’s other rights under this Agreement. If Licensee provides Licensor written notice of its desire to exercise the Option, then the Parties shall immediately engage in good faith negotiation of an intellectual property transfer agreement. If the Parties are not able, despite their good faith efforts, to agree on terms within one-hundred eighty (180) days after initiation of such negotiations, then Licensor shall be free to seek other third-Party buyers provided that such buyers shall not be offered such rights on terms better than those last offered to Licensee.

3.             COMMERCIALIZATION OF LICENSED PRODUCTS.

3.1           Commercialization.

3.1.1        Responsibility. From and after the Effective Date, Licensee shall have full control and authority over the development and commercialization of Licensed Products in the Licensed Field in the Territory. Licensee shall own all data, results and all other information arising from any such activities under this Agreement. All activities relating to development and commercialization under this Agreement shall be undertaken at Licensee’s sole cost and expense.

3.1.2        Diligence. Licensee will exercise commercially reasonable efforts to develop a Licensed Product that incorporates the Licensed Patent Rights or Licensed Technology, such commercially reasonable efforts to take into account the competitiveness of the marketplace, the proprietary position of the Licensed Product, the relative potential safety and efficacy of the Licensed Product, the cost of goods and availability of capacity to manufacture and supply the Licensed Product at commercial scale, the profitability of the applicable Licensed Product, and other relevant factors including, without limitation, technical, legal, scientific or medical factors.

4.             PAYMENTS

4.1           License Fee. In consideration of the grant of the license described in Section 2.1 hereof, Licensee hereby agrees to pay Licensor (individually) an upfront license fee in the amount of One Thousand Dollars ($1,000), which shall be paid within 30 days of the execution of this Agreement.

4.2           Royalty Payments. In further consideration of the grant of the license by Licensor hereunder and subject to the other terms and conditions of this Agreement, Licensee shall make royalty payments to Licensor (collectively, not individually) in the amount of 1.0% on Net Sales if such sales are made by Licensee or in the amount of 8% on sublicense income received by Licensee if sales are made by Sublicensee. Royalty payments shall commence on date of first Commercial Sale (payable quarterly in arrears) and shall expire on a country by country basis upon expiry of the Licensed Patent Rights in that country.

5.             TREATMENT OF CONFIDENTIAL INFORMATION

5.1           Confidential Obligations. Licensor and Licensee each recognize that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information. Licensor and Licensee each agree that during the Term and for five (5) years thereafter, it will keep confidential, and will cause its employees, consultants, affiliates and sublicensees to keep confidential, all Confidential Information of the other Party. Neither Licensor nor Licensee nor any of their respective employees, consultants, affiliates or sublicensees shall use Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder. Without limiting the foregoing, each Party may disclose information to the extent such disclosure is reasonably necessary to (a) file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, (b) file, prosecute or defend litigation in accordance with the provisions of this Agreement, or (c) comply with applicable laws, regulations or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to cooperate with such other Party in efforts to secure confidential treatment of such information required to be disclosed.

5.2           Limited Disclosure and Use. Licensor and Licensee each agree that any disclosure of the other Party’s Confidential Information to any officer, employee, consultant or agent of the other Party or any of its affiliates or Sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such persons are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. Licensor and Licensee each further agree not to disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party (such approval not to be unreasonably withheld), except as otherwise required by law, and except as otherwise expressly permitted by this Agreement. Each Party shall take such action, and shall cause its affiliates or Sublicensees to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using, in all such circumstances, not less than reasonable care. Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement; provided however, that a Party may retain (a) any Confidential Information of the other Party relating to any license which expressly survives such termination and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of establishing the contents thereof.

5.3           Publicity. Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may make such a disclosure (a) to the extent required by law or (b) with respect to Licensee, to any prospective Sublicensees or transferees or to investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential. Notwithstanding the foregoing, Licensee shall be free to issue one or more press releases without the consent of Licensor to announce the execution of this Agreement and major milestones relating thereto.

5.4           Publication. Regarding publications relating to Licensed Technology and Improvements, Licensor and Licensee agree that Licensor will provide Licensee with notice of planned publications and draft copies of such publications as far in advance of submission deadlines as practical and Licensee will communicate to Licensor any concerns regarding the content of such draft copies as soon as practical after receipt. The purpose of this dialogue is to identify and resolve any issues as far in advance of submission deadlines as possible and to provide the Licensor with the opportunity to prepare and file the necessary paperwork to protect information of a proprietary nature.

6.             PROVISIONS CONCERNING THE FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

6.1           Patent Filing, Prosecution and Maintenance. Subject to the other terms of this Section 6.1, Licensee shall be responsible for preparing, filing, prosecuting, obtaining and maintaining at its sole cost, expense and discretion, all Licensed Patent Rights, and any patent rights in Licensed Technology or Improvements in the Territory using patent counsel chosen by Licensee.

6.2           Notice of Infringement. If either Party learns of any actual, alleged or threatened infringement by a Third Party of any Licensed Patent Rights under this Agreement, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

Infringement of Patent Rights. Licensee shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed Patent Rights in the Licensed Field. Licensor shall have the right, at its own expense, to be represented in any such action by Licensee using counsel of Licensor’s own choice; provided, however, that under no circumstances shall the foregoing affect the right of Licensee to control the suit as described in the first sentence of this Section 6.3. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 6.3, shall belong to Licensee. If Licensee brings any such action or proceeding hereunder, Licensor agrees to be joined as Party plaintiff if necessary to prosecute such action or proceeding, and to give Licensee reasonable assistance and authority to file and prosecute the suit.

7.             REPRESENTATIONS AND WARRANTIES

7.1           Licensor Representations. Licensor represents and warrants to Licensee that:

(a)           the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensor corporate action;

(b)           this Agreement is a legal and valid obligation binding upon Licensor and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensor is a Party or by which it is bound;

(c)           Licensor has the full right and legal capacity to grant the rights granted to Licensee hereunder without violating the rights of any Third Party;

(d)           Licensor is the owner and inventor of the Licensed Patent Rights and Licensed Technology. No other entity, nor any institutions with which Licensor is affiliated have any rights to the Licensed Patent Rights and Licensed Technology;

(e)           Licensor is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing Licensed Technology, or (ii) by making, using, offering for sale, selling or importing Licensed Products; and

(f)            Licensor is not aware of any infringement or misappropriation by a Third Party of the Licensed Patent Rights or Licensed Technology.

7.2           Licensee Representations. Licensee represents and warrants to Licensor that:

(a)           the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensee corporate action; and

(b)           this Agreement is a legal and valid obligation binding upon Licensee and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensee is a Party of or by which it is bound.

7.3           No Warranties. Nothing in this Agreement is or shall be construed as a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted pursuant to this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR EXTENDS ANY ADDITIONAL WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

8.             INDEMNIFICATION

8.1           Indemnification.

8.1.1        Licensee Indemnity. Licensee shall indemnify, defend and hold harmless Licensor, its affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns (the “Licensor Indemnitees”) from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensor Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments to the extent arising out of (a) the development, testing, production, manufacture, supply, promotion, import, sale or use by any person of any Licensed Product (or any component thereof) manufactured or sold by Licensee or any affiliate or Sublicensee under this Agreement, (b) any material breach of this Agreement by Licensee, or (c) the negligence or willful misconduct on the part of Licensee, except to the extent of Licensor’s responsibility therefor under Section 8.1.2 below.

8.1.2        Licensor Indemnity. Licensor shall indemnify, defend and hold harmless Licensee, its affiliates and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns (the “Licensee Indemnitees”), from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensee Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters (but excluding any patent infringement matters, which are governed by Section 6 above), to the extent arising out of (a) any actions or omissions of Licensor under this Agreement, (b) any material breach of this Agreement by Licensor, or (c) the negligence or willful misconduct on the part of Licensor. The Parties agree that any liability of Licensors pursuant to this section shall not exceed the sums received by Licensors pursuant to this Agreement.

8.2           Indemnification Procedures. In the event that any Indemnitee is seeking indemnification under Section 8.1 above from a Party (the “Indemnifying Party”), the other Party shall notify the Indemnifying Party of such claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the claim, and the Party (on behalf of itself and such Indemnitee) shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnification obligations under Article 8 shall not apply to any harm suffered as a direct result of any delay in notice to the Indemnifying Party hereunder or to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by Section 8.1.

9.             TERM AND TERMINATION

9.1           Term; Expiration. The term of this Agreement (“Term”) shall expire upon the expiration of the last patent to expire in Licensed Patent Rights. Upon the expiration of the Term of this Agreement, Licensee shall have a fully paid-up, irrevocable, freely transferable and sublicensable license in the Territory under the Licensed Patent Rights and Licensed Technology, to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, import and have imported any and all Licensed Products.

9.2           Termination Rights for Breach and Voluntary Termination.

9.2.1        Termination for Breach. Subject to the other terms of this Agreement, this Agreement and the rights and options granted herein may be terminated by either Party upon any material breach by the other Party of any material obligation or condition, effective ninety (90) days after giving written notice to the breaching Party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if such material breach is cured or remedied or shown to be non-existent or not to be material within the aforesaid ninety (90) day period, the notice shall be automatically withdrawn and of no effect.

9.2.2        Voluntary Termination. Licensee shall have the right to terminate this Agreement at any time for commercially reasonable reason (such as a reasonable belief by Licensee that it is not commercially or scientifically appropriate to further develop the Licensed Patent Rights and Licensed Technology) upon prior written notice to Licensor.

9.3           Termination for Bankruptcy. In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

9.4           Effects of Termination.

9.4.1        Termination for Licensee Breach. Upon any termination of this Agreement by Licensor under Section 9.2.1 by Licensee pursuant to Section 9.2.2, as of the effective date of such termination all relevant licenses and sublicenses granted by Licensor to Licensee hereunder shall terminate automatically. Notwithstanding the foregoing, (a) no such termination of this Agreement shall be construed as a termination of any valid sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of Licensor, provided that (i) such Sublicensee is then in full compliance with all terms and conditions of its sublicense, (ii) all accrued payments obligations to Licensor have been paid, and (iii) such Sublicensee agrees in writing to assume all applicable obligations of Licensee under this Agreement, and (b) Licensee and its affiliates and Sublicensees shall have the right, for twelve (12) months or such longer time period on which the Parties mutually agree in writing, to sell or otherwise dispose of all Licensed Products then on hand, with royalties to be paid to Licensor on all Net Sales of such Licensed Products as provided for in this Agreement.

9.4.2        Termination for Licensor Breach. Upon any termination of this Agreement by Licensee under Section 9.2.1 or 9.3, as of the effective date of such termination, Licensee thereafter automatically shall have a fully sublicensable and transferable, fully paid up, exclusive license in the Territory under the Licensed Patent Rights and Licensed Technology, to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, import and have imported any and all Licensed Products and to practice the Licensed Technology in the Territory.

9.5           Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 9 are in addition to any other relief and remedies available to either Party at law.

9.6           Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections 2.2, 4.7, 5, 6, 7, 8, 9.4, 10, and 11 (to the extent relevant) as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of the Term. Without limiting the generality of the foregoing, Licensee shall have no obligation to make any payment to Licensor that has not accrued prior to the effective date of any termination of this Agreement, but shall remain liable for all such payment obligations accruing prior to the effective date of such termination.

10.           DISPUTES

10.1         Dispute Resolution. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such conflict amicably between themselves. Subject to the limitation stated in the final sentence of this Section 10.1, any such conflict which the parties are unable to resolve promptly shall be settled through arbitration conducted in accordance with the rules of the International Chamber of Commerce in Paris. The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation. Such arbitration shall be held in New York, New York. The award through arbitration shall be final and binding. Either Party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either Party may, without recourse to arbitration, assert against the other Party a third Party claim or cross-claim in any action brought by a third Party, to which the subject matter of this Agreement may be relevant.

11.           MISCELLANEOUS

11.1         Notification. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission (to be followed with written confirmation sent by nationally-recognized overnight courier service, providing evidence of receipt), (iii) sent by nationally-recognized overnight courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the parties are as follows:

If to Licensor:

If to Licensee:	Trovagene, Inc.
11055 Flintkote Ave., Suite B,
San Diego, CA 92121
Tel: 858 217 4838
Fax: 858 217 4768
Attention: President

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky, and
Popeo, P.C.
The Chrysler Center
666 Third Avenue, 24th Floor
New York, NY 10017
Tel: (212) 692-6840
Fax: (212) 983-3115
Attention: Ivor Elrifi, Esq.

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by nationally-recognized overnight courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

11.2         Language. This Agreement has been prepared in the English language and the English language shall control its interpretation.

11.3         Governing Law and Venue. This Agreement will be construed and interpreted in accordance with the laws of the State of New York and the venue of any action brought shall be in New York, New York.

11.4         Limitations. Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license to any of its intellectual property.

11.5         Entire Agreement. This is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

11.6         Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

11.7         Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

11.8         Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by Licensor without the prior express written consent of Licensee. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.8 shall be void. Licensee may freely assign, transfer or sublicense the rights granted under this Agreement by sending notice of such assignment, transfer or sublicense to the Licensor. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

11.9         Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

11.10       Construction. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

11.11       Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby provided that a Party’s rights under this Agreement are not thereby materially diminished. The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.12       Status. Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

11.13       Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that Licensee may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, regardless of whether either Party files for bankruptcy in the United States or other jurisdiction. The Parties further agree that, in the event Licensee elects to retain its rights as a licensee under such Code, Licensee shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to the Licensee not later than:

(a) the commencement of bankruptcy proceedings against the licensor, upon written request, unless the licensor elects to perform its obligations under the Agreement, or

(b) if not delivered under Section 11.14 above, upon the rejection of this Agreement by or on behalf of Licensee, upon written request.

11.14       Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.15       Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Exclusive License Agreement to be executed by their duly authorized representative.

LICENSOR:

By:
Name: Gianluca Gaidano, an individual

By:
Name: Robert Foa’, an individual

By:
Name: Davide Rossi, an individual

LICENSEE:

TROVAGENE, INC.

By:
Name:
Title:

Schedule A

Licensed Patent Rights

USSN 61/540618, filed September 29, 2011, entitled Mutations in sf3b1 and chronic lymphoblastic leukemia.

E-B-16